Filed pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-146825

November 6, 2007

AirMedia Group Inc.

AirMedia Group Inc., or AirMedia, has filed a registration statement on Form F-1, including a prospectus, with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents AirMedia has filed with the SEC for more complete information about AirMedia and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents AirMedia has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, AirMedia, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: 1-866-718-1649 (Morgan Stanley), 1-800-524-4462 (Lehman Brothers) (calling these numbers are not toll free outside the United States). You may also access AirMedia’s most recent prospectus by visiting EDGAR on the SEC website at

http://www.sec.gov/Archives/edgar/data/1413745/000119312507235921/df1a.htm.

This free writing prospectus reflects the following amendment that was made in Amendment No. 4 to AirMedia’s Registration Statement on Form F-1:

On November 6, 2007, AirMedia filed Amendment No. 4 to its Registration Statement on Form F-1 to disclose, in the Prospectus Summary section, the total number of ordinary shares outstanding immediately after the offering if the underwriters exercise the over-allotment option in full.

PROSPECTUS SUMMARY

Ordinary shares outstanding immediately after this offering under the heading “THE OFFERING” has been amended as follows:

Ordinary shares outstanding immediately after this offering	130,337,606 ordinary shares (or 134,337,606 ordinary shares if the underwriters exercise the over-allotment option in full), calculated based on the assumptions described below.